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                                                                     Exhibit 5.1

                        RESCH POLSTER ALPERT & BERGER LLP
                   10390 SANTA MONICA BOULEVARD, FOURTH FLOOR
                          LOS ANGELES, CALIFORNIA 90025
                                 (310) 277-8300

August 31, 2000

GreyStone Digital Technology, Inc.
4950 Murphy Canyon Road
San Diego, CA 92123

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

        We refer to an aggregate of 2,750,000 shares of Common Stock, $0.001 par value, of GreyStone Digital Technology, Inc., a Delaware corporation (the "Company"), which are the subject of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), which shares (the "Shares") may be offered and sold by certain officers, directors and employees of GreyStone Digital Technology, Inc. under its 1991 Stock Option Plan and 1994 Stock Option and Stock Bonus Plan (the "Plans"), as well as certain non-statutory stock options that have been issued by the Company outside of a plan.

        We have examined originals, or photostatic or certified copies, of the Registration Statement, the Restated Certificate of Incorporation and Bylaws, as amended, and such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have determined relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

        Based upon our examination mentioned above, we are of the opinion that the Shares have been validly authorized for issuance and, when (a) the Registration Statement has become effective under the Act, (b) the Shares have been issued and sold in accordance with the terms set forth in the Registration Statement and in the Plan, including, in the case of Shares issued pursuant to the exercise of options issued under the Plan, payment has been made for the underlying Shares, and (c) the pertinent provisions of any applicable state securities laws have been complied with, the Shares so issued will be legally issued and will be fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm appearing on the cover of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Commission.

Very truly yours,


/s/ RESCH POLSTER ALPERT & BERGER LLP
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Resch Polster Alpert & Berger LLP